Exhibit 99.1

                           BOWLIN TRAVEL CENTERS, INC.
                Tax Basis Allocation Information for Shareholders

ALBUQUERQUE, N.M., Feb. 16 /PRNewswire/ -- Bowlin Travel Centers, Inc. (OTC Bulletin Board: BWTL.OB), a Nevada corporation ("Bowlin Travel Centers") today provided the following tax basis allocation information for Bowlin Travel Centers shareowners:

On January 30, 2001, Bowlin Outdoor Advertising & Travel Centers Incorporated, a Nevada corporation ("Bowlin"), made a pro rata distribution (the "Spin Off") to the holders of its common stock of all the outstanding shares of common stock of Bowlin Travel Centers, a wholly owned subsidiary of Bowlin. Distributees received one share of Bowlin Travel Centers common stock for every one share of Bowlin common stock held. If a holder received Bowlin Travel Centers common stock in the Spin Off, the new tax basis for such stock would be 13.66% of the pre-existing tax basis of their Bowlin common stock, and the new tax basis for their Bowlin common stock would be 86.34% of the pre-existing tax basis of their Bowlin common stock.

Holders are encouraged to consult their personal tax advisors regarding this matter and any further tax questions.

Bowlin Travel Centers also today distributed to the holders of Bowlin Travel Centers common stock who received their shares in the Spin-Off a letter that summarized the U.S. Tax consequences of the Spin-Off, along with providing a worksheet for calculating the tax basis in the Bowlin Travel Centers common stock, and a form of Information Statement for shareholders to deliver to the Internal Revenue Service.

Bowlin Travel Centers, Inc. operates travel centers strategically located on major interstate highways that utilize co-branding agreements with national companies. The company's current operations are located in the Southwestern United States.

Bowlin Travel Centers, Inc. files reports with the Securities and Exchange Commission. Filings can be viewed at www.sec.gov.